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                    [LETTERHEAD UNITED NATIONAL BANCORP]


         United National Bancorp Statement On Suprema Specialties Credit


Bridgewater, NJ--February 28, 2002--UnitedTrust Bank, the principal subsidiary of United National Bancorp (NASDAQ: UNBJ), has been identified by information in the press as a participant in a credit facility by several banks of $130 million to Suprema Specialties, a company which filed for bankruptcy on February 24, 2002. The extent of UnitedTrust's participation in this credit facility is $5.2 million. At present, the extent of UnitedTrust's loss is indeterminable. UnitedTrust is working with the other bank creditors to mitigate its potential loss. United National Bancorp does not undertake to publish any updated information regarding this loan.

United National Bancorp, headquartered in Bridgewater, New Jersey, is a $2.0 billion asset commercial bank holding company whose principal subsidiary is UnitedTrust Bank. The Bank operates 36 offices throughout Essex, Hunterdon, Middlesex, Morris, Somerset, Union and Warren counties in New Jersey. UnitedTrust provides a complete range of personal and business banking services as well as an array of trust and investment services. United Commercial Capital Group, a subsidiary of UnitedTrust Bank, provides timely and innovative financing solutions for real estate and commercial transactions that do not fall within the boundaries of traditional bank financing. Visit United National Bancorp and UnitedTrust Bank on the World Wide Web at www.unitedtrust.com.

Contact: media, Donald E. Reinhard, 908-429-2370, or investors, Alfred J. Soles, 908-429-2406, both of United National Bancorp.


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